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                                                                    EXHIBIT 10.1


                              TRITON SYSTEMS, INC.

                     STOCK PURCHASE AND REDEMPTION AGREEMENT

                            DATED AS OF JULY 25, 1996

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                              TRITON SYSTEMS, INC.

                     STOCK PURCHASE AND REDEMPTION AGREEMENT

                            Dated as of July 25, 1995

                                      INDEX

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                                                                                             Page

ARTICLE I

        Purchase and Sale of Shares

        1.1       Purchase and Sale of Series A Preferred Stock ..........................     1
        1.2       Subordinated Debt Investment ...........................................     2
        1.3       Closing ................................................................     2
        1.4       Use of Proceeds ........................................................     2

ARTICLE II

        Redemption of Shares by the Company

        2.1       Redemption by the Company on the Closing
                    Date .................................................................     2
        2.2       Redemption Consideration; Tax Distributions ............................     3
        2.3       Description of Redemption Notes ........................................     4
        2.4       Surrender and Exchange of Stock
                    Certificates; Payment of Redemption
                    Consideration ........................................................     6
        2.5       Stock Transfer Books ...................................................     6

ARTICLE III

        Representations and Warranties of the Company and the Principal Shareholders

        3.1       Organization and Corporate Power .......................................     6
        3.2       Authorization ..........................................................     6
        3.3       Government Approvals ...................................................     7
        3.4       Authorized and Outstanding Stock .......................................     7
        3.5       Subsidiaries ...........................................................     8
        3.6       Financial Information ..................................................     8
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        3.7       Events Subsequent to the Date of the
                    Financial Statements..................................    9
        3.8       Litigation..............................................    9
        3.9       Compliance with Laws and Other Instruments..............    9
        3.10      Taxes...................................................    9
        3.11      Real Property; Environmental Matters....................   10
        3.12      Personal Property.......................................   12
        3.13      Patents, Trademarks, etc................................   12
        3.14      Agreements of Directors, Officers
                    and Employees.........................................   13
        3.15      Governmental and Industrial Approvals...................   13
        3.16      Federal Reserve Regulations.............................   13
        3.17      Contracts and Commitments...............................   13
        3.18      Securities Act..........................................   13
        3.19      Registration Rights.....................................   14
        3.20      Insurance Coverage......................................   14
        3.21      Employee Matters........................................   14
        3.22      Customers and Suppliers.................................   14
        3.23      No Brokers or Finders...................................   15
        3.24      Transactions with Affiliates............................   15
        3.25      Assumptions, Guarantees, etc. of Indebtedness
                    of Other Persons......................................   15
        3.26      Disclosures.............................................   15

ARTICLE IV

        Affirmative Covenants of the Company

        4.1       Accounts and Reports....................................   16
        4.2       Payment of Taxes........................................   17
        4.3       Maintenance of Key Man Insurance........................   17
        4.4       Compliance with Laws, etc...............................   18
        4.5       Inspection..............................................   18
        4.6       Corporate Existence; Ownership of
                    Subsidiaries..........................................   18
        4.7       Compliance with ERISA...................................   18
        4.8       Board Approval..........................................   19
        4.9       Financings..............................................   19
        4.10      Meetings of the Board of Directors......................   19
        4.11      Compensation Committee..................................   19
        4.12      Rule 144A Information...................................   19
        4.13      Reincorporation.........................................   19


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ARTICLE V

        Negative Covenants of the Company

        5.1       Investments in Other Persons............................   20
        5.2       Distributions...........................................   20
        5.3       Dealings with Affiliates................................   21
        5.4       Merger..................................................   21
        5.5       Limitation on Options...................................   21
        5.6       Limitation on Restrictions on Subsidiary
                    Dividends and Other Distributions.....................   22
        5.7       No Conflicting Agreements...............................   22
        5.8       Amendments to Agreements................................   22

ARTICLE VI

        Preemptive Right

        6.1       Preemptive Right........................................   22
        6.2       Definition of New Securities............................   23
        6.3       Notice from the Company.................................   23
        6.4       Sale by the Company.....................................   23
        6.5       Termination of Rights...................................   23

ARTICLE VII

        Investment Representations

        7.1       Representations and Warranties..........................   23
        7.2       Permitted Sales; Legends................................   24

ARTICLE VIII

        Conditions of the Purchasers' Obligation

        8.1       Effect of Conditions....................................   25
        8.2       Representations and Warranties..........................   25
        8.3       Performance.............................................   25
        8.4       No Material Adverse Change..............................   26
        8.5       Opinion of Counsel......................................   26
        8.6       Shareholders' Agreement.................................   26
        8.7       Registration Rights Agreement...........................   26
        8.8       Redemption Agreement....................................   26


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        8.9       Employment Agreements...................................   26
        8.10      Board Election..........................................   26
        8.11      Certificate of Incorporation............................   26
        8.12      Consents and Waivers....................................   26

ARTICLE IX

        Conditions of the Company's and the Shareholder's Obligations

        9.1       Effect of Conditions....................................   27
        9.2       Representations and Warranties..........................   27
        9.3       Execution of Agreements.................................   27
        9.4       Issuance of Series B Preferred Stock....................   27
        9.5       Employment Agreements...................................   27
        9.6       Debentures..............................................   27
        9.7       Opinion of Counsel......................................   27

ARTICLE X

        Survival; Indemnification and Limits on Liability

        10.1      Survival of Representations and Warranties..............   27
        10.2      Indemnification by the Principal Shareholders...........   28
        10.3      Notice of Claim.........................................   29
        10.4      Tax Payments............................................   29

ARTICLE XI

        Certain Definitions...............................................   30

ARTICLE XII

        Miscellaneous

        12.1      Parties in Interest.....................................   32
        12.2      Shares Owned by Affiliates..............................   32
        12.3      Amendments and Waivers..................................   32
        12.4      Notices.................................................   32
        12.5      Expenses................................................   33
        12.6      Counterparts............................................   33
        12.7      Effect of Headings......................................   33
        12.8      Adjustments.............................................   34
        12.9      Governing Law...........................................   34


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        12.10     Lease Matters...........................................    34

EXHIBITS

        A         Description of Preferred Stock
        B         Form of Shareholder Subordinated Promissory Note
        C         Opinion of Company Counsel
        D         Shareholders' Agreement
        E         Registration Rights Agreement
        F         Redemption Agreement
        G         Employment Agreement
        H         Opinion of Counsel to the Purchasers



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                                          July 25, 1996

To:     The Persons listed on
        Schedule 1.1 attached hereto:

Re:     Series A Preferred Stock and Common Stock

Gentlemen:

        Triton Systems, Inc., a Mississippi corporation (the "Company"), and
Ernest L. Burdette, Robert E. Sandoz and Frank J. Wilem, Jr. (each a "Principal
Shareholder" and collectively the "Principal Shareholders") hereby agree with you as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

        1.1   Purchase and Sale of Series A Preferred Stock. (a) At the Closing
(as herein defined) and prior to the Company's redemption of shares of Common
Stock as provided in Article II hereof (the "Redemption Transaction"), the
Company will sell to you (the "Purchasers") an aggregate of 114,000 shares of the Company's Series A Preferred Stock, par value $.01 per share (the "Series A
Preferred Stock"), at a price of $100 per share, for an aggregate purchase price of $11,400,000, and (b) at the Closing and after giving effect to the Redemption
Transaction, the Company will sell to the Purchasers an aggregate of 4,160,000 shares of the Company's Common Stock, par value $1.00 per share (the "Common
Stock"), at a price of $.024 per share, for an aggregate purchase price of $100,000. The Series A Preferred Stock shall have the rights, terms and privileges set forth on Exhibit A attached hereto. The shares of Series A
Preferred Stock and Common Stock purchased pursuant to this Section 1.1 are referred to herein as the "Preferred Shares" and "Common Shares," respectively.
The number of


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Preferred Shares and Common Shares to be sold by the Company to each Purchaser is set forth in Schedule 1.1.

         1.2 Subordinated Debt Investment. Pursuant to a certain Subordinated
Debenture Purchase Agreement of even date (the "Subordinated Debenture
Agreement"), Summit Subordinated Debt Fund, L.P. and Summit Investors III, L.P.
have committed to purchase $5,500,000 in principal amount of newly-issued subordinated debentures (the "Debentures"). The closing of the transactions contemplated by the Subordinated Debenture Agreement shall occur at the Closing and currently with the closing of the purchase of the Preferred Shares hereunder.

         1.3 Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles VIII and IX hereof, the purchase of the Preferred Shares and Common Shares shall be made at a closing (the "Closing") to be held at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal
Street, Boston, Massachusetts, at 10:00 A.M. on July 25, 1996 or at such other time and on such other date as the Purchasers, the Company and the Principal
Shareholders may mutually agree (the "Closing Date"). Payment at the Closing for the Preferred Shares and Common Shares shall be by wire transfer payable in immediately available federal funds to the accounts designated by the Company.
Each Purchaser shall pay that amount for the Preferred Shares and Common Shares being acquired by it at the Closing as described on Schedule 1.1 hereof. At the Closing, the Company will deliver to each Purchaser one or more certificates representing the Preferred Shares and Common Shares purchased by such Purchaser, in such denominations and issued in such names as may be requested by such Purchaser.

         1.4 Use of Proceeds. The proceeds of the sale of the Preferred Shares, together with the proceeds of the sale of the Debentures, shall be used to redeem shares of Common Stock from the Principal Shareholders and other shareholders of the Company as provided in Article II hereof.

                                   ARTICLE II

                       REDEMPTION OF SHARES BY THE COMPANY

         2.1 Redemption by the Company on the Closing Date. On the Closing Date, immediately after the issuance and sale of the Preferred Shares to the Purchasers, the Company shall redeem and purchase from the Principal
Shareholders and the other shareholders listed on Schedule 2.1 hereto (together with the Principal Shareholders, the "Shareholders"), and the Shareholders shall sell and deliver to the Company on the Closing Date, an aggregate of 4,160,000 shares of Common Stock (the "Redemption Shares"). The number of Redemption
Shares to be redeemed from each Shareholder is set forth on Schedule 2.1 hereto.



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         2.2  Redemption Consideration; Tax Distributions. The consideration payable to the Shareholders for the redemption of the Redemption Shares contemplated hereby shall be as follows:

              (a) Sixteen Million Seven Hundred Thousand Seven Thousand Six
Hundred Sixty-Four Dollars ($16,707,664) payable in cash at the Closing, which amount shall be reduced by the aggregate amount of all dividends and other distributions paid to the Shareholders since May 1, 1996 (including the amount distributed pursuant to Section 2.2(b) below), other than (i) distributions of $2,150,000 paid to the Shareholders immediately prior to the Closing, and (ii) distributions of $1,054,000 (of which $304,000 has been paid through the date hereof), as adjusted pursuant to Sections 2.2(d) and 10.4 hereof, to reimburse the Shareholders for income taxes resulting from the inclusion of the Company's net income (as reduced by any corporate level taxes payable by the Company under Section 1374 of the Internal Revenue Code of 1986, as amended, and similar state provisions) for the period May 1, 1996 through June 30, 1996 in the Shareholders' personal income tax returns (the "Cash Redemption Consideration").
The Cash Redemption Consideration will be allocated among the Shareholders as specified on Schedule 2.1 hereto;

              (b) proceeds from the sale of Debentures and, to the extent necessary, proceeds from the sale of the Preferred Shares shall be distributed to the Shareholders pro rata pursuant to a dividend declared by the Company prior to Closing in an amount equal to the "accumulated adjustments account" of the Company as that term is defined in Section 1368(e) of the Internal Revenue
Code of 1986, as amended, and as determined immediately after the distributions pursuant to Section 2.2(a)(i) and (ii) (the "AAA Distribution") and the AAA
Distribution shall reduce the amount considered Cash Redemption Consideration;

              (c) subordinated promissory notes in the aggregate principal amount of $6,000,000 in the form of Exhibit B hereto (the "Redemption Notes").
The Redemption Notes will be allocated among the Shareholders as specified on
Schedule 2.1 hereto; and

              (d) after the Closing, the Company shall pay to the Shareholders an amount sufficient to satisfy their income taxes resulting from the inclusion of the Company's net income (as reduced by any corporate level taxes payable by the Company under Section 1374 of the Internal Revenue Code of 1986, as amended, and similar state provisions) from the period May 1, 1996 through the Closing in the Shareholders' personal income tax returns, less the $1,054,000 previously paid to the Shareholders and referred to in Section 2.2(a)(ii) above (with such payment to be made upon the earlier to occur of the date of such Shareholder's estimated tax payment to the applicable taxing authority or the date of the Shareholder's final tax payment). The calculation of the amount of the payment to the Shareholders under this Section 2.2(d) shall be made in the manner provided in Section 10.4. The Shareholders shall be obligated to reimburse the Company for any excess payments made to them with respect to income taxes as provided in Section 10.4 hereof. Prior to making any payments to the Shareholders under this


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Section 2.2(d), the Company shall provide a schedule detailing the calculations of such payments to the Purchasers, which schedule shall be reasonably acceptable to the Purchasers.

         2.3 Description of Redemption Notes. The Redemption Notes shall have the following terms, and shall be entitled to the following rights and benefits:

              (a) The principal amount of the Redemption Notes shall be payable on July 25, 2001. The Redemption Notes shall be prepaid in full upon consummation of a Liquidity Event (as defined in the Company's Articles of Incorporation). The Company may prepay the Redemption Notes from time to time in whole or in installments of $100,000, without premium or penalty. Any partial prepayment of the Redemption Notes shall be allocated among all holders of the Redemption Notes pro rata in proportion to the principal amount of the Redemption Notes held by each.

              (b) Within ninety days after the end of each fiscal year of the Company, commencing with the fiscal year ended December 31, 1996, an amount equal to two-thirds of up to fifty percent (50%) of Excess Cash Flow (as defined below) shall be applied by the Company to the prepayment of the Redemption
Notes. Any such prepayment shall be allocated among all holders of the Redemption Notes pro rata in proportion to the principal amount of the Redemption Notes held by each. For purposes of this Section 2.3(b), "Excess Cash
Flow" shall mean, for any period, the remainder of (i) the sum of (A) the Company's Consolidated Net Income (as defined herein) for such period plus all non-cash charges (including, without limitation, depreciation and amortization), and (B) the decrease, if any, in the Company's consolidated working capital
(consolidated current assets less consolidated current liabilities) from the first day of the period to the last day of such period, minus (ii) the sum of
(A) the amount of capital expenditures made by the Company during such period,
(B) the amount of all principal payments with respect to any Senior Debt (as defined below) or capitalized lease obligations during such period and (C) the increase, if any, in consolidated working capital (consolidated current assets less consolidated current liabilities) from the first day of the period to the last day of such period. For the fiscal year ended December 31, 1996, Excess
Cash Flow shall be computed based on the Company's results of operations for the period August 1, 1996 through December 31, 1996. The Purchasers and the
Principal Shareholders hereby covenant and agree that in the event the Company shall have Excess Cash Flow for any fiscal period commencing with the fiscal year ended December 31, 1996, for every $1.00 applied by the Company to the prepayment of the principal amount of the Debentures, $2.00 shall be applied by the Company to the prepayment of the principal amount of the Redemption Notes in accordance with the terms of this Section 2.3(b).

              (c) The Redemption Notes shall bear interest from the date of issuance until the date of payment of principal in full. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed, on the unpaid principal amount of the Redemption Notes at the rate of eight percent (8%) per annum. Interest shall be payable on each March 31, June 30, September 30, and December 31 for the respective three month


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period ending on such date, commencing on September 30, 1996, or, if any such day is not a business day, on the next succeeding business day.

              (d) If the principal amount of the Redemption Notes is not paid when due and payable (whether at stated maturity, by acceleration or otherwise), the interest on such principal amount shall thereafter be increased to ten percent (10%) per annum, until so paid. Any interest not paid when due and payable shall thereafter be paid, on demand by the holder, together with a late charge of two percent (2%) of the amount of interest payment due.

              (e) All payments of principal on the Redemption Notes shall be made by the Company in lawful money of the United States of America in immediately available federal funds (or at the request of the holder of a Redemption Note, by certified or bank check or wire transfer) on the date such payment is due.

              (f) The Company, for itself, its successors and assigns, covenants and agrees, and each holder of the Redemption Notes by his or its acceptance thereof, likewise covenants and agrees, that notwithstanding any other provision of this Agreement or the Redemption Notes, the payment of the principal of and interest on each and all of the Redemption Notes shall be subordinated in right of payment, to the extent and in the manner which the Debentures are subordinated, to the prior payment in full of all Senior Debt (as hereinafter defined) at any time outstanding. The provisions of this Section 2.3(f) shall constitute a continuing representation to all Persons who, in reliance upon such provisions, become the holders of or continue to hold Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they or any of them may proceed to enforce such provisions against the Company or against the holder of any Redemption Note without the necessity of joining the Company as a party. The term "Senior Debt" shall mean all indebtedness of the Company at any time outstanding for money borrowed from banks or other institutional lenders, including any extension or renewals thereof, whether outstanding on the date hereof or hereafter created or incurred, which is not by its terms subordinate and junior to or on a parity with the Redemption Notes and that such subordination is for the benefit of and may be enforced by the holder(s) of Senior Debt against the Company and any holder of the Redemption Notes. The holders of the Redemption Notes agree to enter into any agreement or instrument evidencing the subordination of the Redemption Notes as may be reasonably requested by holders of Senior Debt. In the event that the holders of the Debentures shall agree to any amendments or modifications to the terms of the subordination of the Debentures, then the holders of the Redemption Notes agree to execute any instruments, agreements or other documents in favor of the holders of Senior Debt as may be requested by the Purchasers or the Company in order to make the subordination terms of the Redemption Notes identical to the subordination terms of the Debentures.

              (g) The holders of a majority in principal amount of the Redemption Notes shall be entitled to amend or modify any of the terms of the Redemption Notes or waive any


                                     - 5 -
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defaults thereunder (including any defaults in the payment of principal or interest thereon), and each holder of the Redemption Notes shall be bound by any such amendments, modifications or waivers.

         2.4 Surrender and Exchange of Stock Certificates; Payment of Redemption
Consideration. At the Closing, the Shareholders shall cease to have any rights as shareholders of the Company relating to their Redemption Shares. At the Closing, each Shareholder shall be entitled to receive, upon surrender to the Company of a certificate or certificates or other documents or instruments
(collectively, "Certificates") representing the Redemption Shares, accompanied by a duly completed and executed stock transfer power, the Cash Redemption
Consideration set forth opposite the Shareholder's name on Schedule 2.1 hereto, which amount shall be paid by wire transfer of immediately available federal funds to an account specified by such Shareholder, and a Redemption Note in the principal amount set forth opposite the Shareholder's name on Schedule 2.1 hereto.

         2.5 Stock Transfer Books. From and after the Closing Date, no transfer of the Redemption Shares shall be registered on the stock transfer books of the Company.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                          AND THE PRINCIPAL SHAREHOLDER

         In order to induce the Purchasers to purchase the Preferred Shares and Common Shares, and to agree to the redemption of the Redemption Shares as provided in Article II, the Company and each Principal Shareholder, jointly and severally, make the following representations and warranties which shall be true, correct and complete in all respects on the date hereof and shall be true, correct and complete in all respects as of the Closing. All references to the Company in this Article III shall be references to the Company and its wholly owned subsidiary Triton Systems International, Inc., a Guam Corporation.

         3.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on the business, condition or results of operations of the Company.

         3.2 Authorization. (a) The Company has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the Shareholders' Agreement referred to in


                                     - 6 -
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Section 8.6, the Registration Rights Agreement referred to in Section 8.7 and the Redemption Agreement referred to in Section 8.8 (collectively, the "Related
Agreements"), and any other agreements or instruments executed by the Company in connection herewith or therewith and the consummation of the transactions contemplated herein or therein, and for the due authorization, issuance and delivery of the Preferred Shares and Common Shares and the redemption of the Redemption Shares. The issuance of the Preferred Shares and Common Shares does not require any further corporate action by the Company and is not and will not be subject to any preemptive right, right of first refusal or the like. This
Agreement, the Related Agreements and the other agreements and instruments executed by the Company in connection herewith or therewith will each be a valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in proceeding at law or in equity).

              (b) Each Principal Shareholder has full legal capacity and unrestricted power to execute and deliver this Agreement and the Related
Agreements to which he is a party, and any other agreements or instruments executed by him in connection herewith or therewith and to consummate of the transactions contemplated herein or therein. This Agreement, the Related
Agreements and the other agreements and instruments executed by the Principal
Shareholders in connection herewith or therewith will each be a valid and binding obligation of the Principal Shareholders enforceable against each Principal Shareholder in accordance with its respective terms.

              (c) Each Shareholder owns, of record and beneficially, the number of shares of Common Stock set forth opposite the name of such Shareholder on
Schedule 3.2 hereto, free and clear of any pledges, security interests, liens, charges or other claims or encumbrances.

         3.3 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company or any Principal Shareholder in connection with the execution, delivery and performance by the Company or any Principal Shareholder of this Agreement, any of the Related Agreements and any other agreements or instruments executed by the Company or the Principal Shareholders in connection herewith or therewith, or in connection with the issuance of the Preferred Shares and Common Shares, except for (i) those which have already been made or granted and (ii) the filing of registration statements with the Securities and Exchange Commission (the
"Commission") and any applicable state securities commission as specifically provided for in the Registration Rights Agreement.

         3.4 Authorized and Outstanding Stock. At the Closing, after giving effect to the previously declared stock dividend consisting of shares of Series
B Preferred Stock (as hereinafter defined) and before giving effect to the transactions to be effected at the Closing, the authorized capital stock of the Company will consist of (i) 10,000,000 shares of Common Stock,


                                     - 7 -
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of which 7,520,177 shares are validly issued and outstanding and held of record and owned beneficially by the Shareholders, free and clear of all liens, security interests, restrictions on transfer, and other encumbrances; (ii)
1,000,000 shares of Non-Voting Common Stock, par value $1.00 per share, of which no shares are issued and outstanding; and (iii) 214,000 shares of Preferred
Stock of which (x) 114,000 shares will have been designated as Series A
Preferred Stock with the rights, terms and privileges set forth in Exhibit A, and of which no shares will be issued or outstanding; and 100,000 shares will have been designated as Series B Preferred Stock, par value $.01 per share (the
"Series B Preferred Stock" and, together with the Series A Preferred Stock, the
"Preferred Stock") with the rights, terms and privileges set forth in Exhibit A, and of which 100,000 are validly issued and outstanding and held of record and owned beneficially by the Shareholders, free and clear of all liens, security interests, restrictions on transfer and other encumbrances. All issued and outstanding shares of capital stock are, and when issued in accordance with the terms hereof, all Preferred Shares and Common Shares will be, duly and validly authorized, validly issued and fully paid and non-assessable and free from any restrictions on transfer, except for restrictions imposed by federal or state securities or "blue-sky" laws and except for those imposed pursuant to this Agreement or any Related Agreement. Except as set forth on Schedule 3.4, there are no outstanding warrants, options, commitments, preemptive rights, rights to acquire or purchase, conversion rights or demands of any character relating to the capital stock or other securities of the Company. All issued and outstanding shares of capital stock of the Company were issued (i) in transactions exempt from the registration provisions of the Act, and (ii) in compliance with or in transactions exempt from the registration provisions of applicable state securities or "blue-sky" laws.

         3.5 Subsidiaries. Except as set forth on Schedule 3.5., the Company does not have any Subsidiaries or other equity investment in any other Person.

         3.6 Financial Information. The Company has previously delivered to the Purchasers (i) the consolidated financial statements of the Company for the fiscal years ended December 31, 1994, and (ii) the consolidated financial statements of the Company for the fiscal year ended December 31, 1995 and the six months ended June 30, 1996, accompanied by the audit report of Deloitte &
Touche, LLP, the Company's independent certified public accountants
(collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Company and present fairly, in all material respects, in accordance with generally accepted accounting principles applied on a basis consistent with prior periods the financial condition and results of operations of the Company as of the dates and for the periods shown.
The Company has no material liability or obligation, contingent or otherwise, which is not adequately reflected in or reserved against in the Financial
Statements, except for liabilities and obligations incurred in the ordinary course of business since June 30, 1996. Since December 31, 1995, (i) there has been no change in the business, assets, liabilities, condition (financial or otherwise) or operations of the Company except for changes in the ordinary course of business which, individually or in the aggregate, have not been materially adverse to the Company, and (ii) none of the business, prospects, condition (financial or otherwise), operations, property or


                                     - 8 -

affairs of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

         3.7 Events Subsequent to the Date of the Financial Statements. Except as set forth on Schedule 3.7, since December 31, 1995, the Company has not (i) issued any stock, stock options, warrants or other securities convertible into or exchangeable for capital stock, or any bond or other corporate security (other than trade credits issued in the ordinary course of business), (ii) borrowed any money or mortgaged, pledged or subjected to any lien any of its assets, tangible or intangible, (iii) sold, assigned or transferred any of its material tangible assets except in the ordinary course of business, or cancelled any material debt or claim, except in the ordinary course of business, or (iv) suffered any loss of any material property or waived any right of substantial value whether or not in the ordinary course of business. Except as set forth on
Schedule 3.7, since December 31, 1995, the Company has not declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities.

         3.8 Litigation. Except as otherwise set forth on Schedule 3.8, there is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company or any Principal Shareholder, threatened, against the Company or affecting any of its properties or assets, or against any officer, key employee or shareholder of the Company in his capacity as such. Neither the Company nor any officer, key employee or shareholder of the Company in his capacity as such is, to the knowledge of the Company and the Principal Shareholders, in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency entered against the Company or him.

         3.9 Compliance with Laws and Other Instruments. The Company is in compliance with all of the provisions of this Agreement and of its charter and by-laws, and in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute, and regulation by which it is bound or to which it or its properties are subject. Neither the execution, delivery or performance of this Agreement and the Related Agreements nor the consummation of the transactions contemplated hereby and thereby, nor the offer, issuance, sale or delivery of the Preferred Shares and Common Shares, or the redemption of the Redemption Shares, with or without the giving of notice or passage of time, or both, will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Company pursuant to any provision of its charter or by-laws, or any statute, rule or regulation, contract, lease, judgment, decree or other document or instrument by which is bound or to which it or any of its properties are subject, or, to the knowledge of the Company or any Principal Shareholder, will cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any Person who is expected to normally do business with the Company to discontinue to do so on the same basis.

         3.10 Taxes. The Company is and has been an S corporation within the meaning of Subtitle A, Chapter 1, Subchapter S of the Internal Revenue Code of 1986, as amended (the

"Code") for federal income tax purposes and for Mississippi state income tax purposes since January 1, 1996. The Company has filed all tax returns, reports and forms (including statements of estimated taxes owed) required to be filed within the applicable periods for such filings and has paid all taxes required to be paid, and has established adequate reserves on its books and records (net of estimated tax payments already made) for the payment of all taxes payable in respect to the period subsequent to the last periods covered by such returns. All such tax returns, reports and forms are true, correct and complete. Proper and adequate amounts have been withheld by the Company from its employees and other persons for all periods in compliance with the tax, social security and unemployment and other withholding provisions of all federal, state, local and foreign laws. No deficiencies for any tax are currently assessed against the Company, and, except for the Company's 1987 federal income tax return (which audit has been closed), no tax returns of the Company have ever been audited, and, to the knowledge of the Company and the Principal Shareholders, there is no such audit pending or contemplated. There is no tax lien, whether imposed by any federal, state or local taxing authority, outstanding against the assets, properties or business of the Company, other than any lien for taxes not yet due and payable. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes, including income, franchise, property, sales, use, gross receipts, excise, withholding, payroll and employment taxes or other similar assessments of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts.

         3.11 Real Property; Environmental Matters.

              (a) The Company does not currently own and has never owned any real property. Schedule 3.11 sets forth the addresses and uses of all real property that the Company leases or subleases, and any lien or encumbrance on any such leasehold interest, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, the lease term and the obligations of the lessee thereunder. There are no defaults by the Company, or to the knowledge of the Company and the Principal Shareholders, by any other party thereto, which might curtail in any material respect the present use by the Company of the property listed on Schedule 3.11. The performance by the Company of this Agreement and the Related Agreements will not result in the termination of, or in any increase of any amounts payable under, any lease listed on Schedule 3.11.

              (b) There is no material violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the operations of the Company at any real property leased or subleased by the Company.

              (c) The operations of the Company at all real property leased by the Company (the "Leased Parcels") are in compliance, in all material respects, with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities with respect to all environmental statutes, rules and regulations. The Company has not received written notice of, nor does the Company or the Principal Shareholders have knowledge of, any past or present events, conditions, circumstances, activities, practices, incidents or actions which may interfere with or prevent continued compliance with, or which may give rise to any liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment or transport, or the emission, discharge, release or threatened release into the environment, of any Substance. As used in this
Section 3.11, the term "Substance" or "Substances" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto. No part of any of the Leased Parcels has been listed or, to the knowledge of the Company and the Principal Shareholders, proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any other such list by any federal, state or local authorities.

              (d) No event has occurred or condition exists that could give rise to a material liability on the part of the Company, either at the present time or in the future, for any losses, liabilities, damages (whether consequential or otherwise), settlements, penalties, interest, expenses and costs of responses, including any such liability on account of the right of any governmental or private entity or person, and including closure expenses, costs of assessment, containment, removal, or response (other than monitoring or transportation or disposal of materials required to be transported or disposed of in the ordinary course of business consistent with past practice) arising under any rule or federal, state, or local statute, or any regulation that has been promulgated pursuant thereto, or common law, as a result of or in connection with, or alleged to be as a result of or in connection with, the following:

                   (A) the handling, storage, use, transportation or disposal by the Company of any Substances in or near or from the Leased Parcels;

                   (B) the handling, storage, use, transportation or disposal of any Substances by the Company which Substances were a product, by-product or otherwise resulted from the operations conducted by the Company;

                   (C) any intentional or unintentional emission, discharge or release of any Substances in or near or from facilities by the Company into or upon the air, surface water, ground water or land or any disposal, handling, manufacturing, processing, distribution, use, treatment, or transport of such Substances in or near or from facilities by the Company; or

                   (D) the presence of any toxic or hazardous building materials (including but not limited to asbestos or similar substances) in the Leased Parcels, including but not limited to the inclusion of such materials in the exterior and interior walls, floors, ceilings, tile, insulation or any other portion of building structures.

              (e) The Company has obtained and holds all registrations, permits, licenses, and approvals issued by or on behalf of any federal, state or local governmental body or agency if any ("Environmental Permits") that are required in connection with the operation by the Company of the Leased Parcels, the discharge or emission of Substances by the Company from the Leased Parcels or the generation, treatment, storage, transportation, or disposal of any such Substances by the Company, except for those Environmental Permits which the failure to obtain would not have a material adverse effect on the operations of the Company or result in a material fine or penalty. Such Environmental Permits are currently effective and sufficient for the operation of the Leased Parcels and the business of the Company as currently conducted. The Company is in compliance, in all material respects, with all terms and conditions of the Environmental Permits, and is also in compliance, in all material respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in those laws or provisions or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder and applicable to the Company.

         3.12 Personal Property. Except as set forth on Schedule 3.12 and except for property sold or otherwise disposed of in the ordinary course of business since December 31, 1995, the Company owns free and clear of any liens or encumbrances, all of the personal property reflected as owned by the Company in the balance sheet contained in the Financial Statements for the fiscal year ended December 31, 1995, and all other material items of personal property acquired by the Company through the date hereof, except for liens and encumbrances which are not material in amount and which do not materially detract from the value or impair the use of any assets subject thereto. All material items of such personal property are in normal operating condition, ordinary wear and tear excepted.

         3.13 Patents, Trademarks, etc. Set forth on Schedule 3.13 is a list and brief description of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such that are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right (other than business application software which is licensed by the Company in the ordinary course of business), and in each case a brief description of the nature of such right. The Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary or desirable to the conduct of its business as presently conducted and as proposed to be conducted, and no claim is pending or, to the knowledge of the Company and the Principal Shareholders, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any

Intellectual Property. No claim is pending or, to the knowledge of the Company and the Principal Shareholders, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company.

         3.14 Agreements of Directors, Officers and Employees. No director, officer or employee of or consultant to the Company, to the knowledge of the Company and the Principal Shareholders, is in violation of any terms of any employment contract, non-competition agreement, non-disclosure agreement, patent disclosure or assignment agreement or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by the Company because of the nature of the business conducted or proposed to be conducted by the Company, or relating to the use of trade secrets or proprietary information of others.

         3.15 Governmental and Industrial Approvals. The Company has all the material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the conduct of its business as presently conducted. All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to the knowledge of the Company and the Principal Shareholders, no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements.

         3.16 Federal Reserve Regulations. The Company has not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the sale of the Preferred Shares and Common Shares will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

         3.17 Contracts and Commitments. Except as set forth on Schedule 3.17 attached hereto, the Company has no contract, obligation or commitment which is material or which involves a potential material commitment or any stock redemption or stock purchase agreement, stock option plan, shareholders' agreement, financing agreement, license or real property lease. For purposes of this Section 3.17, a contract, obligation or commitment shall be deemed material if it requires future expenditures by the Company in excess of $25,000 or requires payment to the Company in excess of $25,000 or is not cancelable by the Company without penalty within 30 days.

         3.18 Securities Act. The Company has complied and will comply with all applicable federal or state securities laws in connection with the issuance and sale of the Preferred Shares and Common Shares and the redemption of the Redemption Shares. Neither the Company nor anyone acting on its behalf has offered any of the Preferred Shares and Common Shares, or similar securities, or solicited any offers to purchase any of such securities to any Person other than the Purchasers.

         3.19 Registration Rights. The Company has not granted any rights relating to registration of its capital stock under the Act or state securities laws other than those contained in the Registration Rights Agreement referred to in Section 8.7.

         3.20 Insurance Coverage. Schedule 3.20 hereto contains an accurate list of the insurance policies currently maintained by the Company. Except as listed on Schedule 3.20, there are currently no claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. All such policies are in full force and effect and provide insurance, including without limitation, liability insurance, in such amounts and against such risks as is customary for companies engaged in similar businesses to the Company to protect employees, properties, assets, businesses and operations of the Company.

         3.21 Employee Matters. Except as set forth on Schedule 3.21, the Company does not have in effect any employment agreements, consulting agreements, deferred compensation, severance, pension or retirement agreements or arrangements, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral. The Company and the Principal Shareholders have no knowledge that any of the officers or other key employees of the Company presently intends to terminate his employment. The Company is in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. The Company is in material compliance with the terms of all plans, programs and agreements listed on
Schedule 3.21, and each such plan, program or agreement is in material compliance with all of the requirements and provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No such plan or program has engaged in any "prohibited transaction" as defined in Section 4975 of the Code, nor has incurred any "accumulated funding deficiency" as defined in
Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any such plan or program. With respect to each plan listed on Schedule 3.21, any required filings, including all filings required to be made with the United States Department of Labor and Internal Revenue Service, have been timely filed. The consummation of the transactions contemplated hereby will not entitle any employee of the Company to receive any bonus, severance or other payment.

         3.22 Customers and Suppliers. Schedule 3.22 attached hereto sets forth the ten (10) largest suppliers and customers of the Company for the fiscal year ended December 31, 1995 and the six month period ended June 30, 1996 and the amount of goods purchased from such suppliers or revenues attributable to such customers, as the case may be, for the year ended December 31, 1995 (the "Large Suppliers and Customers"). Except as reflected in Schedule

3.22, no supplier is a material sole source of supply to the Company. As of the date of this Agreement, the Company and the Principal Shareholders believe that the relationships of the Company with its suppliers and customers are good commercial working relationships. Except as set forth on Schedule 3.22, neither
(i) any of the Large Suppliers and Customers nor (ii) any supplier who at any time during 1995 or 1996 was or is the sole source of supply of any item, has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or has during the last twelve (12) months decreased materially or threatened to decrease or limit materially, its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company, as the case may be. Neither the Company nor any Principal Shareholder has any knowledge that any of the Large Suppliers and Customers intends to cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its services, suppliers or materials to the Company or its usage or purchase of the services or products of the Company, and the purchase of the Purchased Shares by the Purchases will not, to the knowledge of the Company or any of the Principal Shareholder, adversely affect the relationship of the Company with any of the Large Suppliers and Customers.

         3.23 No Brokers or Finders. Except for the fee payable to Merrill Lynch & Co., fifty percent (50%) of which shall be paid by the Principal Shareholders at the Closing, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company.

         3.24 Transactions with Affiliates. Except as set forth on Schedule 3.23, there are no loans, leases or other continuing transactions between the Company on the one hand, and any officer or director of the Company or any person owning five percent (5%) or more of the Common Stock of the Company or any respective family member or affiliate of such officer, director or shareholder on the other hand.

         3.25 Assumptions, Guarantees, etc. of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness for borrowed money of any other Person, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         3.26 Disclosures. This Agreement, the Schedules to this Agreement, the Related Agreements, the Financial Statements and the other agreements, documents and written statements made by the Company or the Principal Shareholders and furnished by the Company or the Principal Shareholders to the Purchasers or the Purchasers' special counsel in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. To the knowledge of the Company and the Principal Shareholders, there is no fact known to the Company or any Principal Shareholder which has not been disclosed herein and which may materially adversely affect the business, properties, assets or condition (financial or otherwise) of the Company.

                                   ARTICLE IV

                      AFFIRMATIVE COVENANTS OF THE COMPANY

         Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will observe the following covenants on and after the Closing Date and until the consummation of the first Qualified Public Offering for the benefit of the Purchasers:

         4.1 Accounts and Reports. The Company will, and will cause each of its Subsidiaries to, maintain a system of accounts in accordance with generally accepted accounting principles consistently applied and the Company will, and will cause each of its Subsidiaries to, keep full and complete financial records. The Company will furnish to each Purchaser the information set forth in this Section 4.1.

              (a) Within ninety (90) days after the end of each fiscal year, a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such year, together with consolidated and consolidating statements of income, shareholders' equity and cash flow of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and duly certified by Deloitte & Touche or another independent public accountant of national recognition selected by the Board of Directors of the Company; provided that such consolidating statements need not be certified.

              (b) Within thirty (30) days after each month, a preliminary consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such month and preliminary consolidated and consolidating statements of income, shareholders' equity and cash flow for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail.

              (c) At the time of delivery of each monthly and annual statement, a certificate, executed by the either the president or chief financial officer of the Company stating that such officer has caused this Agreement and the terms of the Preferred Stock to be reviewed and has no knowledge of any default by the Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement or such Preferred Stock or, if such officer has such knowledge, specifying such default.

              (d) Prior to the end of each fiscal year, a copy of the operating plan and budget for the next fiscal year required under Section 4.8, in form consistent with good business practice.

              (e) As soon as reasonably practicable, upon receipt thereof, any written report, so called "management letter", and any other communication submitted to the Company or any Subsidiary by its independent public accountants relating to the business, prospects or financial condition of the Company and its Subsidiaries;

              (f) As soon as reasonably practicable, after the commencement thereof, notice of (i) all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, against the Company (or any Subsidiary) which, if successful, could have a material adverse effect on the business, condition or results of operations of the Company and its Subsidiaries, taken as a whole; and
(ii) all material defaults by the Company or any Subsidiary (whether or not declared) under any agreement for money borrowed (unless waived or cured within applicable grace periods);

              (g) Promptly upon sending, making available, or filing the same, all reports and financial statements as the Company (or any Subsidiary) shall send or make available generally to the shareholders of the Company as such or to the Commission; and

              (h) Such other information with regard to the business, properties or the condition or operations, financial or otherwise, of the Company or its Subsidiaries as the Purchaser may from time to time reasonably request.

         4.2 Payment of Taxes. The Company will pay and discharge (and cause any Subsidiary to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company (or any Subsidiary), provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto.

         4.3 Maintenance of Key Man Insurance. Prior to December 31, 1996, the Company will, at its expense, obtain and maintain life insurance policies with a responsible and reputable insurance company payable to the Company on the lives of each of the Principal Shareholders, in the face amount of $1,000,000 each. The Company will maintain such policies and will not cause or permit any assignment of the proceeds of such policies and will not borrow against such policies. The Company will add one designee of the Purchasers as a notice party to each such policy, and will request that the issuer of each such policy provide such designee with ten (10) days' notice before such policy is terminated (for failure to pay premium or otherwise) or assigned, or before any change is made in the designation of the beneficiary thereof.

         4.4 Compliance with Laws, etc. The Company will comply (and cause each of its Subsidiaries to comply) with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which would have a material adverse effect on the business, condition or results of operations of the Company and its Subsidiaries, taken as a whole.

         4.5 Inspection. At any reasonable time during normal business hours and from time to time, but not more frequently than once per calendar quarter for all Purchasers and transferees of Purchasers as a group, upon ten (10) days written notice, the Company (and each of its Subsidiaries) will permit any one or more of the Purchasers (not to exceed three persons at any time) who then own, of record or beneficially, or have the right to acquire, any of the Preferred Shares or Common Shares, or any transferee of a Purchaser who owns, of record or beneficially, or has the right to acquire, at least ten percent (10%) of the then outstanding Series A Preferred Stock or Common Stock, or any of the agents or representatives of the foregoing Persons, to examine and make copies of and extracts from the records and books of account of and visit the properties of the Company (and any of its Subsidiaries) and to discuss the Company's affairs, finances and accounts with any of its officers or directors; provided that any Person or Persons exercising rights under this Section 4.5 shall (i) use all reasonable efforts to ensure that any such examination or visit results in a minimum of disruption to the operations of the Company and
(ii) shall agree in writing to keep any proprietary information of the Company disclosed to him in the course of such inspection confidential in a manner consistent with prudent business practices and treatment of such Person's or Persons' own confidential information and not use such proprietary information for any purpose in competition with the Company's business. The rights granted under this Section 4.5 shall be in addition to any rights which any Purchaser may have under applicable law in its capacity as a shareholder of the Company.

         4.6 Corporate Existence; Ownership of Subsidiaries. The Company will, and will cause its Subsidiaries to, at all times preserve and keep in full force and effect their corporate existence, and rights and franchises material to the business of the Company and its Subsidiaries, taken as a whole, and will qualify, and will cause each of its Subsidiaries to qualify, to do business as a foreign corporation in any jurisdiction where the failure to do so would have a material adverse effect on the business, condition or results of operations of the Company and its Subsidiaries, taken as a whole. The Company shall at all times own of record and beneficially, free and clear of all liens, charges, restrictions, claims and encumbrances of any nature, all of the issued and outstanding capital stock of each of its Subsidiaries.

         4.7 Compliance with ERISA. The Company will comply, (and cause each of its Subsidiaries to comply) in all material respects with all minimum funding requirements applicable to any pension or other employee benefit plans which are subject to ERISA or to the Code, and comply in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. Neither the Company nor any of its Subsidiaries will knowingly permit any event or condition to exist which could permit any such plan to be terminated under circumstances which cause the lien provided for in Section 3068 of ERISA to attach to the assets of the Company or any of its Subsidiaries.

         4.8 Board Approval. Prior to the end of each fiscal year, the Company will prepare and submit to its Board of Directors for its approval prior to such year end an operating plan and budget, cash flow projections and profit and loss projections, all itemized in reasonable detail for the immediately following year.

         4.9 Financings. The Company will promptly provide to the Board of Directors the details and terms of, and any brochures or investment memoranda prepared by the Company related to, any possible financing of any nature for the Company (or any of its Subsidiaries), whether initiated by the Company or any other Person.

         4.10 Meetings of the Board of Directors. The Board of Directors shall schedule regular meetings not less frequently than once every fiscal quarter. The Company shall reimburse all members of the Board of Directors of the Company for all reasonable direct out-of-pocket expenses incurred by them in attending such meetings.

         4.11 Compensation Committee. The Board of Directors shall at all times maintain a compensation committee comprised of three members, one of whom shall be a Director designated by the Purchasers pursuant to the Shareholders' Agreement, one of whom shall be a Director who is also a member of management, and one of whom shall be Director who is not an employee or consultant of the Company (the "Compensation Committee"). The approval of a majority of the members of the Compensation Committee shall be required to take action by the Compensation Committee; provided that no member of the Compensation Committee may vote on his own compensation. The Compensation Committee shall determine the compensation of senior management, including that of the Principal Shareholders, subject, in the case of the Principal Shareholders, to the terms of the Employment Agreements referred to in Section 8.9.

         4.12 Rule 144A Information. The Company shall, upon the written request of any Purchaser, provide to such Purchaser and to any prospective institutional transferee of the Preferred Shares and Common Shares designated by such Purchaser, such financial and other information as is available to the Company or can be obtained by the Company without material expense and as such Purchaser may reasonably determine is required to permit such transfer to comply with the requirements of Rule 144A promulgated under the Act.

         4.13 Reincorporation. If requested by the Purchasers, the Company will use its best efforts to reincorporate under the laws of the State of Delaware within sixty days of such request; provided that the Company shall not be required to reincorporate prior to the earlier of (i) the date on which the Redemption Notes are paid in full; and (ii) immediately prior to an initial public offering of equity securities of the Company under the Act.

                                    ARTICLE V

                        NEGATIVE COVENANTS OF THE COMPANY

         Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will comply (and will cause each Subsidiary to comply) for the benefit of the Purchasers with each of the provisions of this
Article V on and after the Closing Date and until the consummation of the first Qualified Public Offering.

         5.1 Investments in Other Persons. The Company will not make or permit any Subsidiary to make any loan or advance to any Person, or purchase, otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, the capital stock of any Person, except:

             (i) investments by the Company or a Subsidiary in evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition;

             (ii) investments by the Company or a Subsidiary in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having a combined capital and surplus of at least $50,000,000;

             (iii) loans or advances from the Company to any Subsidiary, a Subsidiary to the Company or from a Subsidiary to another Subsidiary;

             (iv) investments by the Company or a Subsidiary in A-rated or better commercial paper having a maturity of not more than one year from the date of acquisition; and

             (v) investments by the Company or a Subsidiary in "money market" fund shares, or in "money market" accounts fully insured by the Federal Deposit Insurance Corporation and sponsored by banks and other financial institutions, provided that such "money market" fund or "money market" accounts invest principally in investments of the types described in clauses (i), (ii) or (iv) of this subsection 5.1.

         5.2 Distributions. The Company will not declare or pay any dividends, except dividends payable with respect to the Preferred Stock in accordance with Exhibit A, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any Subsidiary to do any of the foregoing, except that the Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company and except that nothing herein contained shall prevent the Company from:

             (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock;

             (ii) complying with any specific provision of the terms of the Preferred Stock as contained in Exhibit A attached hereto relating to the payment of dividends, liquidation preferences or redemption payments on or with respect to the Preferred Stock or redemption of the Preferred Stock;

             (iii) redeeming the Redemption Shares as provided in Article II; or

             (iv)  making payments to the Shareholders in the manner provided in
         Section 2.2(d) hereof.

         5.3 Dealings with Affiliates. The Company will not enter into any transaction with any officer or director of the Company or any Subsidiary or holder of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlling, controlled by or under common control with one or more of such officers, directors or shareholders or members of their immediate families, unless the interest of such person is disclosed in advance to the Board of Directors, such transaction is on arm's-length terms which are no less favorable to the Company or any Subsidiary than those which could have been obtained from an unaffiliated third party, and such transaction is approved by a disinterested majority of the Board of Directors of the Company or such Subsidiary.

         5.4 Merger. The Company shall not, and shall not permit any Subsidiary to merge or consolidate with any other corporation, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired) or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its accounts receivable (whether now in existence or hereinafter created) at a discount or with recourse, to any Person, or permit any Subsidiary to do any of the foregoing, (i) except for sales or other dispositions of assets in the ordinary course of business, and (ii) except that (a) any wholly owned Subsidiary may merge into or consolidate with or transfer assets to any other wholly owned Subsidiary and (b) any wholly owned Subsidiary may merge into or transfer assets to the Company.

         5.5 Limitation on Options. The Company shall not grant any options, warrants or other rights to acquire shares of Common Stock or other equity securities of the Company, except up to an aggregate of 479,823 shares of Non-Voting Common Stock (of which options to purchase 159,823 shares of Non-Voting Common Stock at an exercise price of $2.00 per share will be granted immediately after the Closing) may be issued to employees of the Company pursuant to options granted under a stock option plan, which grants after the date hereof are approved by the Compensation Committee of the Company's Board of Directors. All stock options shall be exercisable for shares of Non-Voting Common Stock.

         5.6 Limitation on Restrictions on Subsidiary Dividends and Other Distributions. The Company shall not permit any of its Subsidiaries, directly or indirectly, to create or suffer to exist or become effective any encumbrances or restrictions on the ability of any of its Subsidiaries to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profit owned by any of the Company or any of its Subsidiaries, or pay any indebtedness owed by any of the Subsidiaries, (ii) make loans or advances to the Company, or (iii) transfer any of its properties or assets to the Company.

         5.7 No Conflicting Agreements. The Company agrees that neither it nor any Subsidiary will, without the consent of the Purchasers, enter into or amend any agreement, contract, commitment or understanding which would restrict or prohibit the exercise by the Purchasers of any of their rights under this Agreement or any of the Related Agreements.

         5.8 Amendments to Agreements. The Company will not enter into any amendment, modification or waiver of the Employment Agreements referred to in
Section 8.9 hereof or, except as contemplated by Section 12.10, the Commercial Lease, dated February 1, 1995, between Calypso Properties (a partnership comprised of the Principal Shareholders) and the Company, relating to the Company's facility at 522 Railroad Avenue, Long Beach, Mississippi without the prior written consent of the Purchasers.

                                   ARTICLE VI

                                PREEMPTIVE RIGHT

         6.1 Preemptive Right. The Company hereby grants to each Purchaser so long as it shall own, of record or beneficially, or have the right to acquire from the Company, any Common Stock, the right to purchase all or part of its pro rata share of New Securities (as defined in Section 6.2) which the Company, from time to time, proposes to sell and issue. A Purchaser's pro rata share, for purposes of this preemptive right, is the ratio of the number of shares of Common Stock which such Purchaser owns or has the right to acquire from the Company to the total number of shares of Common Stock then outstanding and the total number of shares of Common Stock which any Person has the right to acquire from the Company then outstanding. The Purchasers shall have a right of over-allotment pursuant to this Article VI such that to the extent a Purchaser does not exercise its or his preemptive right in full hereunder, such additional shares of New Securities which such Purchaser did not purchase may be purchased by the other Purchasers in proportion to the total number of shares of Common Stock which each such other Purchaser owns or has the right to acquire from the Company compared to the total number of shares of Common Stock which all such other Purchasers own or have the right to acquire from the Company.

         6.2 Definition of New Securities. "New Securities" shall mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become convertible into or exchangeable for capital stock, issued on or after the date hereof; provided that the term "New Securities" does not include (i) Common Stock issued as a stock dividend to holders of Common Stock or upon any stock split, subdivision or combination of shares of Common Stock, and (ii) the aggregate number of shares of Common Stock issuable upon exercise of options permitted under Section 5.5 hereof.

         6.3 Notice from the Company. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Purchaser written notice of its intention, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same. Each Purchaser shall have 10 business days from the date of any such notice to agree to purchase up to the Purchaser's pro rata share of such New Securities (and any over-allotment amount pursuant to the operation of Section 6.1 hereof) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

         6.4 Sale by the Company. In the event any Purchaser fails to exercise in full its or his preemptive right (after giving effect to the over-allotment provision of Section 6.1 hereof), the Company shall have 180 days thereafter to sell the New Securities with respect to which the Purchaser's option was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice. To the extent the Company does not sell all the New Securities offered within said 180 day period, the Company shall not thereafter issue or sell such New Securities without first again offering such securities to the Purchasers in the manner provided above.

         6.5 Termination of Rights. The rights granted to the Purchasers under this Article VI shall expire immediately prior to, and shall not apply in connection with, the issuance of shares in connection with the consummation of the first Qualified Public Offering.

                                   ARTICLE VII

                           INVESTMENT REPRESENTATIONS

         7.1 Representations and Warranties. Each Purchaser hereby represents and warrants to the Company as follows on the date hereof and as of the Closing:

              (a) Such Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority and has taken all necessary partnership action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements, and any other agreements or instruments executed by the Purchaser in connection herewith or therewith and the consummation of the transactions contemplated herein or therein;

              (b) Assuming due execution and delivery by the Company of the Agreement and the Related Agreements, this Agreement, the Related Agreements and the other agreements and instruments executed by the Purchaser in connection herewith or therewith to which such Purchaser is a party will each constitute legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms;

              (c) Such Purchaser has been advised and understands that the Preferred Shares and Common Shares have not been registered under the Act, on the grounds that no distribution or public offering of the Preferred Shares or Common Shares is to be effected, and that in this connection, the Company is relying in part on the representations of such Purchasers set forth in this
Article VII;

              (d) Such Purchaser has been further advised and understands that no public market now exists for any of the securities issued by the Company and that a public market may never exist for the Preferred Shares and Common Shares;

              (e) Such Purchaser is purchasing the Preferred Shares and Common Shares for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of Federal or state securities laws;

              (f) By reason of its business or financial experience, such Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder, and such Purchaser is an "accredited investor" for purposes of the rules promulgated under the Act;

              (g) Such Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Purchased Shares; provided, however, that nothing in this Section 7.1 shall be deemed to vitiate or limit the representations, warranties and covenants of the Company and the Principal Shareholders contained in this Agreement; and

              (h) No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by such Purchaser.

         7.2 Permitted Sales; Legends. Notwithstanding the foregoing representations, the Company agrees that it will permit (i) a distribution of Preferred Shares and Common Shares by a partnership to one or more of its partners, where no consideration is exchanged therefor by such partners, or to a retired or withdrawn partner who retires or withdraws after the date hereof in full or partial distribution of his interest in such partnership, or to the estate of any such partner or the transfer by gift, will or intestate succession of any partner to his spouse or to the siblings, lineal descendants or ancestors of such partner or his spouse, or to a trust created for the benefit of one or more of the foregoing, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if it were an original Purchaser hereunder and (ii) a sale or other transfer of any of the Preferred Shares and Common Shares upon obtaining assurance satisfactory to the Company that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Act and applicable state securities or "blue-sky" laws, including, without limitation, receipt of an unqualified opinion to such effect of counsel reasonably satisfactory to the Company. The certificates representing the Preferred Shares and Common Shares shall bear a legend evidencing such restriction on transfer substantially in the following form:

              "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 (the "Act") or the securities laws of any state. The shares may not be transferred by sale, assignment, pledge or otherwise unless (i) a registration statement for the shares under the Act is in effect or (ii) the corporation has received an opinion of counsel, which opinion and counsel is reasonably satisfactory to the corporation, to the effect that such registration is not required under the Act or the securities laws of any state."

                                  ARTICLE VIII

                      CONDITIONS OF PURCHASERS' OBLIGATION

         8.1 Effect of Conditions. The obligation of the Purchasers to purchase and pay for the Preferred Shares and Common Shares at the Closing shall be subject at their election to the satisfaction of each of the conditions stated in the following Sections of this Article.

         8.2 Representations and Warranties. The representations and warranties of the Company and the Principal Shareholders contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date, and the Purchasers shall have received a certificate dated as of such Closing Date and signed on behalf of the Company and the Principal Shareholders to that effect.

         8.3 Performance. The Company and the Principal Shareholders shall have performed and complied in all material respects with all of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it and him at or prior to such Closing Date, and the Purchasers shall have received a certificate dated as of such Closing Date and signed on behalf of the Company and by the Principal Shareholders to that effect.

         8.4 No Material Adverse Change. The business, properties, assets or condition (financial or otherwise) of the Company shall not have been materially adversely affected since the date of this Agreement, whether by fire, casualty, act of God or otherwise, and there shall have been no other changes in the business, properties, assets, condition (financial or otherwise) or management of the Company that would have a material adverse effect on the business or condition (financial or otherwise) of the Company.

         8.5 Opinion of Counsel. The Purchasers shall have received an opinion, dated the Closing Date, from Locke Purnell Rain Harrell, counsel to the Company and the Principal Shareholders, in the form attached as Exhibit C.

         8.6 Shareholders' Agreement. A Shareholders' Agreement in the form of Exhibit D attached hereto shall have been executed by each Purchaser, the Company and the Principal Shareholders.

         8.7 Registration Rights Agreement. The Company shall have executed the Registration Rights Agreement in the form of Exhibit E attached hereto.

         8.8 Redemption Agreement. A Redemption Agreement in the form of Exhibit F attached hereto shall have been executed by each Purchaser and the Company.

         8.9 Employment Agreement. The Company and each Principal Shareholder shall have executed an Employment Agreement in the form of Exhibit G attached hereto.

         8.10 Board Election. Concurrently with the Closing, the Board of Directors of the Company shall have been expanded to not more than seven members, four of whom shall be designees of the Purchasers as provided in the Shareholders' Agreement.

         8.11 Certificate of Incorporation. The Certificate of Incorporation of the Company shall have been amended to provide for the authorization of the Preferred Stock with the terms set forth in Exhibit A attached hereto.

         8.12 Consents and Waivers. The Company shall have obtained all consents or waivers necessary to execute this Agreement and the other agreements and documents contemplated herein, to issue the Preferred Shares and Common Shares, and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Related Agreements, the Preferred Shares and Common Shares and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

                                   ARTICLE IX

                       CONDITIONS OF THE COMPANY'S AND THE
                       PRINCIPAL SHAREHOLDERS' OBLIGATIONS

         9.1 Effect of Conditions. The obligation of the Company to sell the Preferred Shares and Common Shares at the Closing and the obligation of the Shareholders to tender the Redemption Shares for redemption at the Closing shall be subject at their election to the satisfaction of each of the conditions stated in the following Sections of this Article.

         9.2 Representations and Warranties. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respect on the Closing Date with the same effect as though made on and as of that date and the Company shall have received a certificate dated as of the Closing Date and signed on behalf of each Purchaser to that effect.

         9.3 Execution of Agreements. The Shareholders' Agreement shall have been executed by the Purchasers, the Registration Rights Agreement shall have been executed by the Purchasers and the Company, and the Employment Agreements shall have been executed by the Company.

         9.4 Issuance of Series B Preferred Stock. The Company shall have declared and paid to the Shareholders a stock dividend consisting of 100,000 shares of Series B Preferred Stock with the terms set forth in Exhibit A attached hereto.

         9.5 Employment Agreements. The Company and the Principal Shareholders shall have executed Employment Agreements in the form of Exhibit G attached hereto.

         9.6 Debentures. The Company, Summit Subordinated Debt Fund, L.P. and Summit Investors III, L.P. shall have executed the Subordinated Debenture Purchase Agreement.

         9.7 Opinion of Counsel. The Company shall have received an opinion, dated the Closing Date, from Hutchins, Wheeler & Dittmar, counsel to the Purchasers in the form attached hereto as Exhibit H.

                                    ARTICLE X

                SURVIVAL; INDEMNIFICATION AND LIMITS ON LIABILITY

         10.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing until the date which is thirty days after audited financial statements of the Company for the fiscal year ending December 31, 1997 are delivered to the Purchasers; provided, however, that the time limitation set forth in this

Section 10.1 shall not apply to matters described in Sections 3.2, 3.4, 3.10 and 3.23, which, in each case, shall survive until the termination of the applicable statute of limitations. The covenants of the Company contained in Articles IV and V hereof shall survive the Closing until the consummation of a Qualified Public Offering.

         10.2 Indemnification by the Shareholders. Subject to the conditions and limitations set forth in this Section 10.2, the Principal Shareholders shall, jointly and severally, defend, indemnify and hold harmless the Company and the Purchasers, from and against any loss, liability, damage, claim, action or cause of action, assessment, cost and expense (including reasonable legal and accounting fees) to the extent not covered by insurance asserted against, resulting to, imposed upon or incurred by the Company or the Purchasers by reason of or resulting from the breach of any representation, warranty or covenant made by the Company or the Principal Shareholders in or pursuant to this Agreement, or any facts or circumstances constituting such a breach; provided, however, that the indemnification provided for in this Section 10.2, except for indemnification for any claim arising from any breach of a representation or warranty made in Section 3.2, 3.4, 3.10 or 3.23 or in the last sentence of Section 3.7, shall not apply unless the aggregate damages for which indemnification is sought (determined on a cumulative basis with all prior claims) are more than $100,000, and then only to the extent of such excess; provided, that the Principal Shareholders' aggregate liability for claims in which indemnification is sought under this Agreement shall be limited to (i) $6,600,000 for claims arising from the breach of any representation or warranty made in Section 3.2, 3.4, 3.6, 3.10 or 3.23 or in the last sentence of Section 3.7, and (ii) $4,950,000 for claims arising from the breach of any other representation or warranty made in Article III hereof, which amount in this clause (ii) shall be reduced to $3,300,000 for claims arising after April 30, 1997. The indemnity obligation of the Principal Shareholders under this Article X shall be satisfied through the payment of cash to the Company or the Purchasers, as the case may be, until the aggregate of all indemnification payments made by the Principal Shareholders shall equal $3,300,000, plus the amount of all principal payments made to the Principal Shareholders under the Redemption Notes (the "Cash Amount"), and for indemnification claims in excess of the Cash Amount, the Company shall be permitted to set-off the principal amount of the Redemption Notes and the Series B Liquidation Amount (as defined in the Articles of Incorporation) of the Series B Preferred Stock by the amount of such claims, which set-off shall be allocated between the Redemption Notes and Series B Preferred Stock in proportion to the respective percentages of the principal amount of the Redemption Notes and the Series B Liquidation Amount of the Series B Preferred Stock relative to the total amount of principal of the Redemption Notes and the Series B Liquidation Amount. The set-off of the Redemption Notes shall be effected through the reduction of the principal amount of the Redemption Notes equal to the portion of the set-off amount related thereto and the set-off of the Series B Liquidation Amount shall be effected by the Principal Shareholder contributing shares of Series B Preferred Stock to the Company with an aggregate Series B Liquidation Amount equal to the portion of the set-off amount attributable to the Series B Preferred Stock. The Principal Shareholders agree that they shall have no right to seek damages, reimbursement, indemnification, contribution or similar rights from the Company for any indemnification payments for which the Principal Shareholders are liable hereunder.

         The Principal Shareholders agree that (a) as among them, the proportionate share (the "Proportionate Share") of liability for each of them with respect to any amount for which they are found liable pursuant to a claim by the Company or the Purchasers under this Section 10.2, or any amount paid in settlement thereof, together with all expenses incurred in connection with the defense or settlement of any claim or any action or matter upon which such claim is based (a "Liability Amount") shall be as set forth below and (b) that each shall be entitled to contribution from the others, based on their respective Proportionate Shares, with respect to any amount paid in excess of his Proportionate Share of any Liability Amount:

         Ernest L. Burdette                     33 1/3%
         Robert E. Sandoz                       33 1/3%
         Frank J. Wilem, Jr.                    33 1/3%

In no event will the foregoing contribution provision limit the right of the Company or the Purchasers to pursue claims for indemnification against any Principal Shareholder for the full amount thereof.

         10.3 Notice of Claim. The Company or the Purchasers shall give the Principal Shareholders prompt written notice of any threatened, potential or actual claim or the commencement of any action in respect of which indemnity may be sought hereunder, provided that the failure of the Company or the Purchasers to give notice as provided herein shall not relieve the Principal Shareholders of their obligations under this Article X except if and to the extent the Principal Shareholders have been materially prejudiced thereby. In the case any action is brought against the Company, the Principal Shareholders shall have the right to participate in or control any such action at their own expense, with counsel reasonably acceptable to the Company and the Purchasers, and the Company and the Purchasers shall have the right (but not the duty) to participate in the defense thereof, which shall be at the Company's and the Purchasers' expense. Whether or not the Principal Shareholders choose to control the defense of Company's action, the Company, the Purchasers and the Principal Shareholders will cooperate in the defense and shall take all actions in connection with such defense as may be reasonably requested. If the Company shall fail to provide the Principal Shareholders with notice of any threatened, potential or actual claim or the commencement of any action in respect of which indemnity may be sought hereunder, the Purchasers shall be entitled to enforce any rights of the Company under this Article X on behalf of the Company by providing notice to such effect to the Principal Shareholders.

         10.4 Tax Payments. Each Shareholder shall promptly reimburse the Company for any tax distributions paid to the Shareholder by the Company pursuant to Section 2.2(a)(ii) and 2.2(d) (collectively, the "Tax Distributions") in excess of the Shareholders' federal and state income tax liability resulting from the inclusion of the Company's net income for the period May 1, 1996 through Closing and the Company shall pay the Shareholders such amounts as are necessary to reimburse the Shareholders for the Shareholders' federal and state income tax liability attributable to the inclusion of the Company's net income for the period May 1, 1996 through Closing in excess of such Tax Distributions in the manner set forth in this Section 10.4. To the extent the federal and state income tax liability attributable to the inclusion of items of income, gain, loss, deduction or credit of the Company, including, without limitation, deductions for any corporate level taxes payable by the Company under Section 1374 of the Code, and similar state provisions (the "Company Items") in the personal income tax return of each Shareholder for the period May 1, 1996 through Closing (the "Income Tax Liability Amount") is greater than or less than such Shareholder's pro rata portion of the Tax Distribution, an adjustment is required by this Section 10.4. For the purposes of Section 2.2 and this Section 10.4, Company Items shall be allocated between the period January 1, 1996 through April 30, 1996 and the period May 1, 1996 through Closing as if the Company's Subchapter S election under the Code had terminated and an election was made under the provisions of
Section 1362(e)(3) of the Code. The Income Tax Liability Amount for each Shareholder shall be computed by (i) treating the Company Items attributable to such Shareholder as if those were the only items of income, gain, loss, deduction or credit of the Shareholder for the taxable year and (ii) applying the sum of the highest federal and Mississippi marginal income tax rates applicable to such Shareholder in effect for the taxable year ending December 31, 1996 to the taxable income computed under clause (i). In the event a Shareholder's Income Tax Liability Amount exceeds his or her pro rata portion of the Tax Distribution, the Company shall make a cash distribution to such Shareholder in the amount of the excess and such amount shall be considered Cash Redemption Consideration. In the event the Income Tax Liability Amount of a Shareholder is less than his or her pro rata portion of the Tax Distributions, such Shareholder shall make a cash payment to the Company in the amount of the difference and such amount shall be considered a reduction of Cash Redemption Consideration. Promptly after the payment of any income taxes by a Shareholder attributable to the Company's status as an S corporation to any tax authority, the Principal Shareholder will provide the Company and the Purchasers with copies of the relevant filings with said tax authority, together with such other information as may be reasonably requested by the Company or the Purchasers to verify the payments made to such tax authority. In addition, in the event that the Company is not a valid S-corporation within the meaning of Subtitle A, Chapter 1, Subchapter S of the Code, each Principal Shareholder shall promptly reimburse the Company for all tax distributions paid to such Principal Shareholder for the period January 1, 1996 to Closing and, to the extent that the corporate level taxes imposed on the Company by virtue of such determination exceed the aggregate amount of the tax distributions reimbursed hereunder, the Principal Shareholders shall promptly pay to the Company the amount of such deficiency. The reimbursement obligations of the Principal Shareholders and the Company under this Section 10.4 shall be paid in cash and shall not be subject to any limitations on liability set forth in Section 10.2.

                                   ARTICLE XI

                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Act" means the Securities Act of 1933, as amended.

         "Agreement" means this Stock Purchase and Redemption Agreement as from time to time amended and in effect between the parties.

         "Closing" shall have the meaning set forth in Section 1.3.

         "Closing Date" shall have the meaning set forth in Section 1.3.

         "Commission" shall have the meaning set forth in Section 3.3.

         "Company" means and shall include Triton Systems, Inc., a Mississippi corporation, and its successors and assigns.

         "Consolidated Net Income" shall mean, for any period, the Company's and its Subsidiaries' consolidated net income after any income and franchise taxes, as determined in conformity with generally accepted accounting principles consistently applied, but excluding: (a) the income of any Person (other than Subsidiaries of Company) in which the Company or any of its Subsidiaries has an ownership interest, unless received by the Company or its Subsidiary in a cash distribution; (b) any after-tax gains or losses attributable to asset dispositions; and (c) to the extent not included in clauses (a) and (b) above, any after-tax extraordinary non-cash gains or extraordinary non-cash losses.

         "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

         "Preferred Stock" shall have the meaning set forth in Section 3.4.

         "Purchaser" shall have the meaning set forth in Section 1.1.

         "Qualified Public Offering" means the closing of an underwritten public offering by the Company pursuant to a registration statement filed and declared effective under the Act covering the offer and sale of Common Stock for the account of the Company in which the aggregate gross proceeds to the Company equal at least $20,000,000 and in which the Series A Preferred Stock is redeemed in full.

         "Related Agreements" shall have the meaning set forth in Section 3.2.

         "Series A Preferred Stock" shall have the meaning set forth in Section 1.1.

         "Series B Preferred Stock" shall have the meaning set forth in Section 3.4.

         "Subsidiary" or "Subsidiaries" means any corporation, association or other business entity of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of every class of such corporation or trust other than directors' qualifying shares.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Parties in Interest. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns (including transferees of any of the Preferred Shares or Common Shares). The parties agree to maintain in confidence the terms of the purchase of the Preferred Shares and Common Shares hereunder, except that the Purchasers may disclose such terms to their investors in the ordinary course and except that the Company may disclose such terms to its shareholders in the ordinary course; provided, further, that the Company may disclose such terms as may be required by Federal and state securities laws.

         12.2 Shares Owned by Affiliates. For the purposes of applying all provisions of this Agreement which condition the receipt of information or access to information or exercise of any rights upon ownership of a specified number or percentage of shares, the shares owned of record by any affiliate of a Purchaser shall be deemed to be owned by such Purchaser. For the purpose of this Agreement, the term "affiliate" shall mean any Person controlling, controlled by or under common control with, a Purchaser and any general or limited partner of a Purchaser. Without limiting the foregoing, each Purchaser shall be considered an affiliate of each other Purchaser.

         12.3 Amendments and Waivers. Amendments or additions to this Agreement may be made, agreements with any decision of the Company may be made, and compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company and the holders of a majority of each of the Preferred Shares and Common Shares. Prompt notice of any such amendment or waiver shall be given to any Person who did not consent thereto. This Agreement (including the Schedules and Exhibits annexed hereto, which are an integral part of this Agreement) constitutes the full and complete agreement of the parties with respect to the subject matter hereof. The Company will reimburse the Purchasers for the reasonable fees and expenses of counsel for the Purchasers incurred in connection with any amendment or modification of this Agreement or any of the Related Agreements or any waiver hereof or thereof.

         12.4 Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Company or to the Purchasers at the address set forth below or to such other address as may be furnished in writing to the other parties hereto:

        The Company:              Triton Systems, Inc.
                                  522 East Railroad Street
                                  Long Beach, MS 39560
                                  Attention:  Ernest L. Burdette

        with copy to:             Locke Purnell Rain Harrell
                                  2200 Ross Avenue
                                  Suite 2200
                                  Dallas, TX 75201
                                  Attention:  Dan Busbee, Esquire

        The Purchasers:           The address set forth opposite the Purchaser's
                                  name on Schedule 1.1 attached hereto.

        with copy to:             Hutchins, Wheeler & Dittmar,
                                  A Professional Corporation
                                  101 Federal Street
                                  Boston, Massachusetts  02110
                                  Attention: Michael J. Riccio, Jr., Esquire

         12.5 Expenses. Immediately upon consummation of the Closing, (i) the Company shall pay all reasonable costs and expenses of the Purchasers in connection with the investigation, preparation, execution and delivery of this Agreement (and due diligence related thereto) and the other instruments and documents to be delivered hereunder and the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of Hutchins, Wheeler & Dittmar, A Professional Corporation, special counsel to the Purchasers, and (ii) the Company shall pay all reasonable fees and disbursements of legal counsel and accountants to the Principal Shareholders in connection with the transactions contemplated hereby. The fees and expenses payable to Merrill Lynch & Co. in connection with the transactions contemplated hereby will be borne 50% by the Principal Shareholders and 50% by the Company.

         12.6 Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

         12.7 Effect of Headings. The article and section headings herein are for convenience only and shall not affect the construction hereof.

         12.8 Adjustments. All provisions of this Agreement shall be automatically adjusted to reflect any stock dividend, stock split or other such form of recapitalization.

         12.9 Governing Law. This Agreement shall be deemed a contract made under the laws of the Commonwealth of Massachusetts and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such Commonwealth.

         12.10 Lease Matters. In consideration of the payments made to the Principal Shareholders under this Agreement, the Principal Shareholders agree that, effective prior to a Liquidity Event (as defined in the Company's Articles of Incorporation), the Commercial Lease, dated February 1, 1995, between Calypso Properties (a partnership comprised of the Principal Shareholders) and the Company, relating to the Company's facility at 522 Railroad Avenue, Long Beach, Mississippi, shall be amended to adjust the rental payment thereunder to fair market value, as determined by a real estate appraiser selected jointly by the Principal Shareholders and the Purchasers. In no event will the rent payable under the Current Lease be adjusted to an amount which is less than the monthly mortgage payments relating to the mortgage in the principal amount of $330,000, plus the amount of the mortgage incurred by Calypso Properties to finance the expansion of the Company's facility.

                              TRITON SYSTEMS, INC.
                     STOCK PURCHASE AND REDEMPTION AGREEMENT

                           Counterpart Signature Page

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon, this letter shall become a binding agreement among us.

                                            Very truly yours,

                                            TRITON SYSTEMS, INC.


                                            By: /s/ Ernest L. Burdette
                                               ---------------------------------
                                                Name:   Ernest L. Burdette
                                                Title:  President


                                            PRINCIPAL SHAREHOLDERS:


                                            /s/ Ernest L. Burdette
                                            ------------------------------------
                                            Ernest L. Burdette


                                            /s/ Robert E. Sandoz
                                            ------------------------------------
                                            Robert E. Sandoz


                                            /s/ Frank J. Wilem, Jr.
                                            ------------------------------------
                                            Frank J. Wilem, Jr.

                                            PURCHASERS:

                                            SUMMIT VENTURES IV, L.P.

                                            By:  Summit Partners, IV, L.P.,
                                                 Its General Partner

                                            By:  Stamps, Woodsum & Co. IV,
                                                 Its General Partner


                                            By: /s/ Joseph F. Trustey
                                               ---------------------------------
                                                 General Partner


                                            SUMMIT INVESTORS III, L.P.


                                            By: /s/ Joseph F. Trustey
                                               ---------------------------------
                                                 Authorized Signatory


                                            SUMMIT SUBORDINATED DEBT
                                            FUND, L.P.

                                            By: Summit Partners SD, L.P.,
                                             Its General Partner

                                            By: /s/ Joseph F. Trustey
                                               ---------------------------------
                                                 General Partner

                              TRITON SYSTEMS, INC.

                                  Schedule 1.1




        NAME AND ADDRESS            NUMBER OF        PURCHASE PRICE      NUMBER OF         PURCHASE PRICE         TOTAL
                                SHARES OF SERIES       OF SERIES A       SHARES OF            OF COMMON          PURCHASE
                                   A PREFERRED       PREFERRED STOCK     COMMON STOCK           STOCK             PRICE
                                   STOCK TO BE                           TO BE PURCHASED
                                    PURCHASED
Summit Ventures IV, L.P.             108,300           $10,830,000         3,715,667           $  89,318       $10,919,318
600 Atlantic Avenue
Boston, MA 02110

Summit Investors III, L.P.             5,700           $   570,000           199,982           $   4,814       $   574,814
600 Atlantic Avenue
Boston, MA 02110

Summit Subordinated Debt                   0                     0           244,351           $   5,868       $     5,868
 Fund, L.P.
600 Atlantic Avenue
Boston, MA 02110

  TOTALS                             114,000           $11,400,000         4,160,000            $100,000       $11,500,000